UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois		60631

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 8.01 Other Events.
     On March 24, 2006, Bally Total Fitness Holding Corporation (the “Company”) issued a press release announcing its intention to seek waivers of defaults from holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 (together, the “Notes”) under the indentures governing the Notes. These defaults result from the Company’s previously announced failure to timely file its financial statements for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission and deliver such financial statements to the trustee under the indentures. Bally will also seek a waiver to extend the time for filing its financial statements for the quarters ended March 31 and June 30, 2006.
Bally also announced it will seek a waiver from the lenders under its $275 million senior secured credit facility of the requirement to deliver audited financial statements by March 31, 2006, a waiver to extend the time for delivering unaudited financial statements for the quarters ended March 31 and June 30, 2006 and consent to the indenture waivers and payment of consent fees to holders of the Notes. Holders of approximately 53% of the 9-7/8% Senior Subordinated Notes due 2007 have agreed to consent to the waivers, subject to the Company receiving waivers from the holders of the 10-1/2% Senior Notes due 2011 and the lenders under the $275 million senior secured credit facility. The obligations of the Company with respect to the indenture waivers are conditioned upon the receipt of the waivers and consent of the lenders under the $275 million senior secured credit facility. The press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)     Exhibits
99.1    Press Release dated March 24, 2006.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ BALLY TOTAL FITNESS HOLDING CORPORATION
Registrant

Dated: March 24, 2006	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel